ASSISTANT SECRETARY'S CERTIFICATE

     I, Elba Vasquez, Vice President and Assistant Secretary of each Fund set forth below (the "Funds"), hereby certify the following resolution was adopted by written Consent dated August 28, 1998 as to each Fund, and remains in full force and effect:

          RESOLVED, that the Registration Statement and any and all amendments and supplements thereto may be signed by any one of Margaret W. Chambers, Marie E. Connolloy, Christopher J. Kelly, Kathleen K. Morrisey, Michael S. Petrucelli, Stephanie Pierce and Elba Vasquez as the attorney-in-fact for the proper officers of the Fund, with full power of substitution and re-substitution; and that the appointment of each of such persons as such attorney-in-fact hereby is authorized and approved; and that such attorneys-in-fact, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such Registration Statement and any and all amendments and supplements thereto, as whom he or she is acting as attorney-in-fact, might or could do in person.

     IN WITNESS WHEREOF, I have hereunto set my hand as Assistant Secretary of the Funds and affixed the seal this 25th day of August, 1998.


                                        /s/Elba Vasquez
                                        ___________________
                                        Elba Vasquez


ASTO:

Dreyfus Asset Allocation Fund, Inc.
Dreyfus California Municipal Income, Inc.
The Dreyfus Fund Incorporated
Dreyfus Institutional Short Term Treasury Fund
Dreyfus Life Time Portfolios, Inc.
Dreyfus Liquid Assets, Inc.
Dreyfus Municipal Income, Inc.
Dreyfus New York Municipal Income, Inc.
Dreyfus Short-Intermediate Government Fund
Dreyfus Short-Intermediate Municipal Bond Fund
Dreyfus Short-Term Income Fund, Inc.
Dreyfus Worldwide Dollar Money Market Fund, Inc.